Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hughes Satellite Systems Corporation (formerly known as EH Holding Corporation):

We consent to the use of our report dated March 29, 2011, with respect to the combined balance sheets of EH Holding Corporation as of December 31, 2010 and 2009, and the related combined statements of operations, net investment, and cash flows for each of the years in the three-year period ended December 31, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
January 20, 2012